EXHIBIT 99.5

OFFER TO EXCHANGE

Each Outstanding Share of Common Stock
of
ROGUE WAVE SOFTWARE, INC.
for
CASH IN THE AMOUNT OF $4.09 AND
0.5292 SHARES OF COMMON STOCK OF
QUOVADX, INC.
by
CHESS ACQUISITION CORPORATION
a wholly owned subsidiary of
QUOVADX, INC.
(Not to be used for Signature Guarantees)

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, DECEMBER 10, 2003, UNLESS THE OFFER IS EXTENDED.

November 12, 2003

To Our Clients:

      Enclosed for your consideration are the Prospectus, dated November 12, 2003, (as may from time to time be amended, supplemented or finalized, the “Prospectus”) and the related Letter of Transmittal (which, together with any amendments or supplements thereto and the Prospectus, collectively constitute the “Offer”) in connection with the offer by Chess Acquisition Corporation, a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Quovadx, Inc., a Delaware corporation (“Quovadx”), to exchange each outstanding share of common stock, $0.001 par value per share (the “Shares”), of Rogue Wave Software, Inc., a Delaware corporation (the “Company”), for cash in the amount of $4.09 and 0.5292 shares of common stock of Quovadx, upon the terms and subject to the conditions set forth in the Prospectus and in the related Letter of Transmittal. The Offer is being made in connection with the Agreement and Plan of Merger by and among Quovadx, Purchaser and the Company, dated as of November 3, 2003 (the “Merger Agreement”). The Merger Agreement provides, among other things, that following completion of the Offer, Purchaser will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Quovadx.

      We are (or our nominee is) the holder of record of the Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

      Accordingly, we request instructions as to whether you wish us to tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Prospectus. Your attention is invited to the following:

1. The consideration per Share is cash in the amount of $4.09 and 0.5292 shares of common stock of Quovadx.

2. The Offer is being made for all outstanding Shares.

3. At a meeting held on November 3, 2003, the Board of Directors of the Company, by a unanimous vote of the directors present, determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, taken together, are at a price and on terms that are advisable and fair to and in the best interest of the Company and its stockholders, approved the Merger and the transactions contemplated by the Merger Agreement including the Offer and the Merger, in all respects, and as of that date, resolved to recommend that the Company’s stockholders accept the Offer and tender their Shares in the Offer.

4. The Offer and withdrawal rights expire at 12:00 Midnight, New York City time, on Wednesday, December 10, 2003, unless the Offer is extended.

5. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date (as defined in the Prospectus) a number of Shares representing, together with shares owned by Quovadx or Purchaser, at least a majority of the Shares outstanding on a fully diluted basis, which includes Shares that may be required to be issued pursuant to the Company’s stock option plans.

6. Tendering holders of Shares (“Holders”) whose Shares are registered in their own name and who tender directly to Mellon Investor Services, as Exchange Agent (the “Exchange Agent”), will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. Nevertheless, federal income tax backup withholding at a rate of 28% may be required, unless an exemption is available or unless the required tax identification information is provided. See Instruction 8 of the Letter of Transmittal.

7. Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Exchange Agent of (i) certificates evidencing such Shares (the “Certificates”) or, if such Shares are held in book-entry form, timely confirmation of a Book-Entry Transfer (a “Book-Entry Confirmation”) of such Shares into the account of the Exchange Agent, at The Depositary Trust Company, (ii) a properly completed and duly executed Letter of Transmittal or a copy thereof with any required signature guarantees (or, in the case of a Book-Entry Transfer, an Agent’s Message (as defined in the Prospectus) in lieu of the Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal. Accordingly, Holders may be paid at different times depending upon when Certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Exchange Agent. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment.

      The Offer is being made only by the Prospectus and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of the Shares. The Offer will not be made to (and tenders will not be accepted from or on behalf of) tendering holders of Shares in any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to any state statute.

      If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth herein. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified below. An envelope to return your instructions to us is enclosed. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date.

INSTRUCTIONS WITH RESPECT TO THE

OFFER TO EXCHANGE
EACH OUTSTANDING SHARE OF COMMON STOCK
of
ROGUE WAVE SOFTWARE, INC.
for
CASH IN THE AMOUNT OF $4.09 AND
0.5292 SHARES OF COMMON STOCK
OF QUOVADX, INC.
by
CHESS ACQUISITION CORPORATION,
a wholly owned subsidiary of
QUOVADX, INC.
(Not to be used for Signature Guarantees)

       The undersigned acknowledge(s) receipt of your letter, the enclosed Prospectus, dated November 12, 2003, and the related Letter of Transmittal (which, as they may be amended and supplemented from time to time, together constitute the “Offer”) in connection with the offer by Chess Acquisition Corp., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Quovadx, Inc., a Delaware corporation (“Quovadx”), to purchase each outstanding share of common stock, $0.001 par value per share (the “Shares”), of Rogue Wave Software, Inc., a Delaware corporation (the “Company”), for cash in the amount of $4.09 and 0.5292 shares of common stock of Quovadx, upon the terms and subject to the conditions set forth in the Prospectus and in the related Letter of Transmittal.

      This will instruct you to tender to Purchaser the number of Shares indicated below (or, if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

SIGN HERE

Number of Shares to Be Tendered:*	Signature(s)
Account No.:	Print Name(s)
Dated:
Address(es)

Area Code and Telephone Number
Tax Identification or Social Security Number
* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.